UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2021

MIRATI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 Cray Court

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MRTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 20, 2021, Charles M. Baum, M.D., Ph.D., transitioned from President and Chief Executive Officer and principal executive officer of Mirati Therapeutics, Inc. (the “Company) to President, Founder and Head of Research and Development of the Company. Dr. Baum will continue to lead the Company’s research and development efforts and serve as a member of the Company’s Board of Directors (the “Board”).

(c) On September 20, 2021, David Meek was appointed as the Company’s Chief Executive Officer and principal executive officer, and Charles M. Baum, M.D., Ph.D., was appointed as the Company’s President, Founder and Head of Research and Development.

Mr. Meek, age 58, previously served as the President, Chief Executive Officer and Board Member of FerGene, Inc. from January 2020 to March 2021. From July 2016 to January 2020, Mr. Meek served as Chief Executive Officer of Ipsen, a public global biopharmaceutical company based in France. Prior to joining Ipsen, Mr. Meek held numerous leadership roles including serving as Executive Vice President of Oncology at Baxalta Incorporated from 2014 to 2016, serving as Chief Commercial Officer of Endocyte, Inc. from 2012 to 2014. He also served in various executive leadership roles at Novartis Pharmaceuticals Corporation and Novartis Oncology, after beginning his career at Johnson & Johnson Services, Inc. and Janssen Pharmaceuticals, Inc. from 1989 to 2004. Mr. Meek served on the board of Pharmaceutical Research & Manufactures of America, European Federation of Pharmaceutical Industries & Associations. He serves on the boards of uniQure N.V., a public biotech company (QURE), Entasis Therapeutics Inc., a public biotherapeutic company (ETTX) and Stargazer Pharmaceuticals. Mr. Meek holds a B.A. from the University of Cincinnati.

In connection with his appointment as Chief Executive Officer and principal executive officer, the Company entered into an offer letter with Mr. Meek (the “Offer Letter”) pursuant to which the Company has agreed to pay Mr. Meek an annual base salary of $725,000. Mr. Meek is also eligible to earn an annual target bonus of 65% of his annual base salary. Mr. Meek will also be eligible for reimbursement for relocation expenses up to $300,000. During Mr. Meek’s employment, he will be eligible to participate in the Company’s equity compensation plans and employee benefit plans available to other employees of the Company. Pursuant to the Offer Letter, Mr. Meek will be granted an inducement stock option award to purchase shares of the Company’s common stock with an aggregate grant-date “fair value” of $15,000,000, based on the Black-Scholes option-pricing model that the Company uses pursuant to ASC Topic 718 for financial reporting purposes, as measured by using the closing sale price of the Company’s common stock on September 22, 2021, as reported by the Nasdaq Global Select Market and rounded down to the nearest whole share (the “Option”). The Option will be granted September 22, 2021, will have an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on September 22, 2021, and will vest over a period of four years, with 25% of the shares subject to the Option vesting on the one-year anniversary of the date of the grant and the balance vesting monthly in equal installments over the following 36 months, subject to Mr. Meek’s continuous service.

Pursuant to the Offer Letter, in the event Mr. Meek is subject to a qualifying termination during a period commencing three months prior to a change in control of the Company and ending 24 months following a change in control of the Company (a “Change in Control Period”), Mr. Meek would be entitled to receive (A) a cash payment equal to (1) 24 months of base salary, plus (2) an amount equivalent to two times the target annual bonus for the year in which the qualifying termination occurs, and plus (3) a prorated portion of the annual bonus for the year in which the qualifying termination occurs based on the greater of (i) the target annual bonus or (ii) the actual level of achievement of the applicable performance goals as of the later of the change in control event or his qualifying termination, all payable in a lump sum, (B) accelerated vesting of all equity awards for common stock held by Mr. Meek, and (C) payment of COBRA group health insurance premiums for up to 24 months.

In the event Mr. Meek is subject to a qualifying termination outside of a Change in Control Period, Mr. Meek would be entitled to receive (a) a cash payment equal to (1) 24 months of base salary, plus (2) an amount equivalent to two times the target annual bonus for the year in which the qualifying termination occurs, and plus (3) a prorated portion of the annual bonus for the year in which the qualifying termination occurs irrespective of whether the performance goals applicable to such annual bonus have been established or satisfied, all payable in a lump sum, (b) accelerated vesting of all equity that otherwise would have vested in the 24 months following the termination, and (c) payment of COBRA group health insurance premiums for up to 24 months. All severance payments are conditioned upon Mr. Meek providing a standard release of claims against the Company.

There is no arrangement or understanding between Mr. Meek and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Meek and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Meek has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the terms of Mr. Meek’s employment is not complete and is qualified in its entirety by reference to the Offer Letter.

Dr. Baum, age 62, has served as the Chief Executive Officer, President and Board Member of the Company since 2012. Prior to joining the Company, Dr. Baum served in a number of executive leadership roles at Pfizer, Inc. from 2003 to 2012, including Senior Vice President for Biotherapeutic Clinical Research within Pfizer, Inc.’s Worldwide Research and Development division, Vice President, Head of Oncology Development and Chief Medical Officer for Pfizer’s Biotherapeutics and Bioinnovation Center. Dr. Baum currently serves as chairman of the board at OncoMyx Therapeutics, Inc., a biotherapeutics company, and PMV Pharmaceuticals, Inc., a public pharmaceutical company (PMPV), and on the scientific advisory board at ALX Oncology, Inc. Dr. Baum received his M.D. and Ph.D. degrees from Washington University School of Medicine and completed his post-graduate training at Stanford University.

In connection with his transition to President, Founder and Head of Research and Development, the Company entered into a third amendment (the “Amendment”) to Dr. Baum’s Amended and Restated Employment Agreement dated July 2, 2013 (as previously amended and restated, the “Employment Agreement”), pursuant to which the Company has agreed to pay Dr. Baum an annual base salary of $662,200. Dr. Baum is eligible to earn an annual target bonus of 60% of his annual base salary. Dr. Baum will also continue to be eligible to participate in the Company’s equity compensation plans and employee benefit plans available to other employees of the Company.

Pursuant to the Amendment, in the event Dr. Baum is subject to a qualifying termination during a Change in Control Period, Dr. Baum is entitled to receive(A) a cash payment equal to (1) 24 months of base salary, plus (2) an amount equivalent to two times the target annual bonus for the year in which the qualifying termination occurs, and plus (3) a prorated portion of the annual bonus for the year in which the qualifying termination occurs based on the greater of (i) the target annual bonus or (ii) the actual level of achievement of the applicable performance goals as of the later of the change in control event or his qualifying termination, all payable in a lump sum, (B) accelerated vesting of all equity awards for common stock held by Dr. Baum, and (C) payment of COBRA group health insurance premiums for up to 24 months.

In the event Dr. Baum is subject to a qualifying termination outside of a Change in Control Period, Dr. Baum is entitled to receive (a) a cash payment equal to (1) 24 months of base salary, plus (2) an amount equivalent to two times the target annual bonus for the year in which the qualifying termination occurs, and plus (3) a prorated portion of the annual bonus for the year in which the qualifying termination occurs irrespective of whether the performance goals applicable to such annual bonus have been established or satisfied, all payable in a lump sum, (b) accelerated vesting of all equity that otherwise would have vested in the 24 months following the termination, and (c) payment of COBRA group health insurance premiums for up to 24 months. All severance payments are conditioned upon Dr. Baum providing a standard release of claims against the Company.

Further, pursuant to the Amendment, in the event Dr. Baum elects to retire from employment with the Company but continues to serve as a member of the Board, Dr. Baum will be compensated therefor at a level commensurate with other non-employee members of the Board and his outstanding equity awards will continue to vest in accordance with the applicable equity plan and agreements governing such equity awards. If such retirement occurs following Dr. Baum’s continuous service under his Employment Agreement (as amended by the Amendment) for at least two (2) years following September 20, 2021 and Dr. Baum will no longer be providing services as an employee or Board member, at Dr. Baum’s request the Company and Dr. Baum will enter into a consulting agreement pursuant to which Dr. Baum will provide services to the Company in exchange for continued vesting of his outstanding equity awards in accordance with the applicable equity plan and agreements governing such equity awards.

There is no arrangement or understanding between Dr. Baum and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Dr. Baum and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Dr. Baum has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the terms of Dr. Baum’s employment is not complete and is qualified in its entirety by reference to the Amendment and Employment Agreement.

(d) Effective September 20, 2021, the Board appointed Mr. Meek to serve as a member of the Board. Mr. Meek’s term of office expires at the Company’s next annual meeting of stockholders or when his successor is duly elected and qualified, or his earlier death, resignation or removal.

On September 20, 2021, the Company issued a press release announcing the above-described management updates and appointment of Mr. Meek to the Board, a copy of which is attached as Exhibit 99.1.

Item 8.01	Other Events.

On September 19, 2021, the Company announced, and subsequently presented in an oral presentation during the Presidential Symposium II session at the European Society for Medical Oncology Congress 2021, results from a cohort of the Phase 1/2 KRYSTAL-1 study evaluating adagrasib at the 600mg BID dose as both monotherapy and in combination with cetuximab in patients with heavily pretreated colorectal cancer harboring a KRASG12C mutation. Results showed that adagrasib alone and with cetuximab demonstrated significant clinical activity and broad disease control in patients.

•

As of May 25, 2021, 80% of patients enrolled in the adagrasib monotherapy arm (n=46) received at least two prior lines of systemic anticancer therapies, and had a median follow up of 8.9 months. Of the evaluable patients (n=45), results showed an investigator assessed response rate (RR) of 22%, including one unconfirmed partial response (PR), and a disease control rate (DCR) of 87%; the median duration of response (DOR) was 4.2 months. In all enrolled patients, the median progression free survival (PFS) was 5.6 months (95% confidence interval (CI): 4.1,8.3).

•

As of July 9, 2021, 90% patients enrolled in the adagrasib plus cetuximab arm (n=32) received at least two prior lines of systemic anticancer therapies, and had a median follow up of 7 months. Of the evaluable patients (n=28), results showed an investigator assessed RR of 43%, including two unconfirmed PRs and a DCR rate of 100%. After the data cutoff date, of the two unconfirmed PRs, follow up scans showed one patient had a confirmed PR, and the second patient progressed. At the time of the analysis, 63% (20/32) of enrolled patients remained on treatment.

•

Adagrasib monotherapy and in combination with cetuximab was well-tolerated in this study, with a manageable safety profile. Grade 3/4 treatment related adverse events (TRAEs) were observed in 30% of patients treated with adagrasib alone, and in 16% of patients treated with the combination. Treatment related adverse events led to treatment discontinuation in 6% of patients who received combination therapy and in none (0%) of those who received adagrasib monotherapy. No Grade 5 TRAEs were observed in either treatment arm.

A copy of the press release summarizing the immediately above results is attached as Exhibit 99.2

On September 20, 2021, the Company announced topline results from the potentially registration-enabling cohort of the Phase 2 KRYSTAL-1 study, evaluating adagrasib in patients with advanced non-small cell lung cancer harboring the KRASG12C mutation following prior systemic therapy.

The analysis was completed in the intent-to-treat population, which showed adagrasib 600mg BID demonstrated an objective response rate (ORR) of 43% and a DCR of 80%, based on central independent review as of June 15, 2021.

The median follow-up was 9 months. Importantly, 98.3% of patients received adagrasib following treatment with immunotherapy and chemotherapy. The safety and tolerability profile was consistent with previously reported findings for adagrasib in patients with advanced NSCLC.

A copy of the press release summarizing the immediately above results is attached as Exhibit 99.3.

On September 20, 2021, the Company announced results from a post hoc exploratory analysis of the Phase 2 study, MRTX-500. Results showed durable responses and long-term survival with sitravatinib in combination with nivolumab (OPDIVO®) in patients with second or third line non-squamous non-small cell lung cancer who experienced clinical benefit on or prior checkpoint inhibitor (CPI) and subsequent disease progression (n=68).

The median PFS was 5.7 months (95% CI: 4.9, 7.6) and the median overall survival was 14.9 months (95% CI: 9.3, 21.1), with 56% and 32% of these patients alive at one year and two years, respectively. The ORR was 18%, with 3% of patients achieving a complete response and 15% of patients achieving a PR. The median DOR was 12.8 months.

The sitravatinib and nivolumab combination in this analysis was well-tolerated and consistent with what has been previously reported for this regimen in patients with non-squamous NSCLC who are CPI experienced. Grade 3/4 TRAEs were reported in 66% of patients. The rate of TRAEs leading to study treatment discontinuation was 22%.

A copy of the press release summarizing the immediately above results is attached as Exhibit 99.4.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 20, 2021, regarding management updates and appointment of Mr. Meek to the Board

99.2	Press Release, dated September 19, 2021, regarding Phase1/2 Krystal-1 study results for adagrasib

99.3	Press Release, dated September 20, 2021, regarding Phase 2 Krystal-1 study results for adagrasib

99.4	Press Release, dated September 20, 2021, regarding Phase 2 study of MRTX-500

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2021	MIRATI THERAPEUTICS, INC.

	By:	/s/ Reena R. Desai
Reena R. Desai General Counsel and Corporate Secretary